Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2009, relating to the consolidated balance sheet of EV Energy GP, L.P. and subsidiaries as of December 31, 2008, appearing in the Current Report on Form 8–K of EV Energy Partners, L.P. dated June 10, 2009.

/s/DELOITTE & TOUCHE LLP
December 11, 2009
Houston, Texas